Exhibit 3.2

CERTIFICATE OF AMENDMENT TO
THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SILK ROAD MEDICAL, INC.
Silk Road Medical, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
1.The name of the Corporation is Silk Road Medical, Inc., and the original Certificate of Incorporation of this Corporation was filed with the Secretary of State of the State of Delaware on March 21, 2007.
2.This Certificate of Amendment to the Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law (the “DGCL”) and amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”).
3.The terms and provisions of this Certificate of Amendment have been duly approved by written consent of the required number of shares of outstanding stock of the Corporation pursuant to Subsection 228(a) of the DGCL and written notice pursuant to Subsection 228(e) of the General Corporation Law of the State of Delaware has been or will be given to those stockholders whose written consent has not been obtained.
4.The introductory paragraph of Article IV of the Restated Certificate is hereby amended and restated in its entirety to read as follows:
“Reverse Split: Immediately upon the filing of this Certificate of Amendment, each [__ (●)] outstanding shares of Common Stock, each [__ (●)] outstanding shares of Series A Preferred Stock, each [__ (●)] outstanding shares of Series A-1 Preferred Stock, each [__ (_)] outstanding shares of Series B Preferred Stock and each [__ (●)] outstanding shares of Series C Preferred Stock, will be exchanged and combined, automatically and without further action, into one (1) share of Common Stock, one (1) share of Series A Preferred Stock, one (1) share of Series A-1 Preferred Stock, one (1) share of Series B Preferred Stock, and one (1) share of Series C Preferred Stock, respectively (the “Reverse Stock Split”). The Reverse Stock Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Common Stock or Preferred Stock of the Corporation. The Reverse Stock Split shall be effected on a certificate-by-certificate basis and each certificate share number will then be rounded down. No fractional shares shall be issued upon the exchange and combination. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay an amount of cash equal to the product of (i) the fractional share to which the holder would otherwise be entitled and (ii) the then fair value of a share as determined in good faith by the Board of Directors of the Corporation.
Immediately following the Reverse Stock Split the total number of shares of all classes of stock which the Corporation shall have authority to issue is (a) [eighty million six hundred seventy three thousand eight hundred ninety five (80,673,895)] shares of common stock, par value [$0,001] per share ("Common Stock"), and (b) [sixty four million nine hundred eighty seven thousand nine hundred sixty four (64,987,964)] shares of preferred stock, par value [$0,001] per share ("Preferred Stock"), of which (i) [four million four hundred thousand (4,400,000)] shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Preferred Stock"), (ii) [three million (3,000,000)] shares of Preferred Stock are hereby designated "Series A-1 Preferred Stock" (the "Series A-l Preferred Stock" and together with the Series A Preferred Stock, the "Existing Series A Preferred Stock"), (iii) [sixteen million nine hundred fourteen thousand sixty nine (16,914,069)] shares of Preferred Stock are hereby designated "Series B Preferred Stock" (the "Series B Preferred Stock") and (iv) [forty million six hundred seventy three thousand eight hundred ninety five (40,673,895)] shares of Preferred Stock are hereby designated "Series C Preferred Stock" (the "Series C Preferred Stock").”
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, SILK ROAD MEDICAL, INC. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this [DAY] day of [MONTH], 2019.

SILK ROAD MEDICAL, INC.

By:	/s/ [Erica J. Rogers]
[Erica J. Rogers]
President and Chief Executive Officer